Exhibit 99.9

For Immediate Release

Contact:     David Leedy

972-586-1703

dleedy@aviall.com

AVIALL ANNOUNCES STRONG EARNINGS FOR 2004; EXPECTS 25% - 30% EARNINGS GROWTH IN 2005

DALLAS, TEXAS February 1, 2005 — Aviall, Inc. (NYSE: AVL) today reported its fourth quarter and fiscal year ended December 31, 2004:

Highlights

•	Net earnings from continuing operations for 2004 were $43.2 million and diluted earnings per share were $1.28.

•	For the full year 2004, Aviall generated $80.8 million of net cash flow from operations versus $51.8 million in 2003, an improvement of $29.0 million or 56%.

•	2004 operating income increased $8.6 million to $76.3 million — driven primarily by stronger revenues from the general aviation and commercial airline sectors as well as continued revenue growth from the military sector.

•	Aviall, Inc. continued its double-digit annual growth trend – elevating 2004 net sales by 15% year-over-year to $1.164 billion.

•	Total selling and administrative (S&A) expenses in 2004 remained essentially flat as a percentage of revenue, while the Company invested in compliance with the Sarbanes-Oxley Act and fulfilling Aviall’s shelf registration obligations.

•	On January 31, 2005, the Company announced a $5 billion lifetime exclusive worldwide agreement with General Electric Company to distribute unique engine parts and provide aftermarket distribution services for the popular CF6-50 and CF6-80A engines.

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AVIALL ANNOUNCES STRONG EARNINGS FOR 2004; EXPECTS 25%-30% EARNINGS GROWTH IN 2005

Fourth Quarter 2004 Results

Fourth quarter 2004 net sales rose by $10.2 million to $271.7 million, up 4% compared to last year’s strong revenues of $261.5 million. The net sales growth in the fourth quarter was driven primarily by Aviall Services’ strength in its airline and general aviation sectors. Fourth quarter net sales at ILS of $7.2 million were up $0.2 million year-over-year, continuing the record of quarterly net sales gains for this global electronic marketplace.

Aviall’s gross profit for the 2004 fourth quarter grew $4.4 million, or 10%, year-over-year to $47.7 million. Gross profit as a percentage of net sales increased by 1 percent, as a result of a more favorable mix of general aviation, commercial airline, versus traditionally lower-margin T56 military engine product sales, and a positive change in the inventory excess requirement. Selling and administrative (S&A) expenses increased $3.8 million year-over-year to $29.5 million primarily the result of expenses related to compliance with the Sarbanes-Oxley Act and higher sales and marketing expenses. Accordingly, the operating income margin was 6.7% for the fourth quarter of 2004 – in line with the fourth quarter of 2003.

Interest expense declined to $4.0 million in the fourth quarter of 2004 principally as a result of the higher interest earnings on larger cash balances and a lower effective interest rate on the outstanding debt. Diluted earnings per share from continuing operations were $0.28 for the fourth quarter of 2004 – the same amount as in 2003.

Full-Year Overview

Net sales for 2004 were $1.164 billion, up $150.7 million or 15% as compared with net

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AVIALL ANNOUNCES STRONG EARNINGS FOR 2004; EXPECTS 25%-30% EARNINGS GROWTH IN 2005

sales of $1.013 billion in 2003. These healthy sales increases were driven by Aviall Services (in all sectors and geographic regions) as well as ILS. Gross profit was $191.9 million in 2004, a 13% increase over the $169.6 million achieved in 2003. S&A expenses in 2004 compared to 2003, while essentially flat as a percentage of sales, were 15% higher in absolute terms year-over-year because of normal salary and benefits increases, new Sarbanes-Oxley Act compliance costs, shelf registration expenses and sales commissions.

Operating income increased $8.6 million, or 13% to a record level of $76.3 million. As a result of the refinancing completed in June 2003, Aviall’s interest expense significantly decreased in 2004 compared to 2003. In addition, the Company had a lower-than-anticipated effective tax rate of 28% attributable to the release of a valuation allowance for the state tax NOL carryforwards, and an increase in the estimated tax benefit of our extraterritorial income (ETI) exclusion. Aviall’s net earnings after tax for 2004 were $43.2 million or $1.28 per share (diluted) versus a loss of $0.29 per share (diluted) in 2003. Excluding the impact of the refinancing and preferred stock conversion completed in June 2003, the pro forma 2003 earnings per share (diluted) were $1.02.

Net cash generated by operations in 2004 amounted to $80.8 million versus the $51.8 million generated in 2003, principally attributable to the higher net earnings.

2005 Earnings Guidance

Including the effect of the newly announced CF6-50 and CF6-80A agreement with General Electric Company, which began to benefit earnings on January 31, 2005, the Company expects net earnings from continuing operations in 2005 to be in the range of $55.0 - $57.5 million.

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AVIALL ANNOUNCES STRONG EARNINGS FOR 2004; EXPECTS 25%-30% EARNINGS GROWTH IN 2005

This corresponds to approximately $1.60 to $1.66 per diluted share based upon an estimate of average weighted diluted shares. This represents a year-over-year earnings growth expectation of between 25% and 30%. The Company estimates 2005 operating income to be $105 - $110 million and depreciation and amortization expense of approximately $25 million.

Review and Outlook

“Aviall’s 2004 performance builds on the changes begun in 2000,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “The consistent execution of our business model by an outstanding team of professionals is evidenced by our continued success in adding new strategic product lines during this period. We succeeded in spite of the turmoil that has afflicted the aerospace industry over the past few years.”

Fulchino went on to say, “While many new challenges have arisen during this time, Aviall has continued to focus on its unique capabilities that deliver both supply-chain improvements and shareholder value. The addition of sizeable product lines from one of the top OEMs within the aerospace industry is another giant step forward for the Company and underscores the strength of our value proposition. The expansion of our product offerings has contributed to the gain of market share in our traditional general aviation and airline markets, while our supply-chain technology investments have enabled us to deliver service that earns high marks for customer and supplier satisfaction.”

Fulchino continued, “An important element in our market successes was the Company’s ability to strengthen its management ranks and maintain its focus on customer service. We have

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AVIALL ANNOUNCES STRONG EARNINGS FOR 2004; EXPECTS 25%-30% EARNINGS GROWTH IN 2005

continued to build product expertise and, in concert, implement our long-range technology plan. The expanded use of tangible supply-chain efficiencies and our resulting value for both buyers and sellers has produced increasingly positive responses from both customers and suppliers, as well as formal recognition by industry experts.”

In closing, Fulchino added, “During 2004, Aviall continued to benefit from its core strengths – our global scope and coverage, product depth, and market diversity. It is precisely these qualities that will continue to provide us with the momentum to propel us into the future. With the strategic addition of new product lines and our proven scalability to support further expansion, the Company believes it is well-positioned to grow profitably in 2005 and beyond.”

Aviall will host a conference call on Wednesday, February 2, 2005, at 11 a.m. ET. The conference call can be accessed by calling (800) 369-1863 (toll-free) or (517) 308-9007 (toll) and referencing Aviall. A replay will be available until 7:00 p.m. ET on Friday, February 11, 2005, at (800) 801-6154 (toll-free) or (402) 280-1615 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations,” or at www.vcall.com.

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Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers, and developments in information and communications technology.

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 400,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$271,716	261,548	1,164,003	1,013,335
Cost of sales	223,969	218,151	972,079	843,700

Gross profit	47,747	43,397	191,924	169,635
Selling and administrative expenses	29,548	25,781	115,584	100,180
Impairment loss	—	—	—	1,707

Operating income	18,199	17,616	76,340	67,748
Loss on extinguishment of debt	—	—	—	17,315
Interest expense	4,021	4,565	16,742	20,975

Earnings from continuing operations before income taxes	14,178	13,051	59,598	29,458
Provision for income taxes (a)	4,472	3,770	16,429	8,805

Net earnings from continuing operations	9,706	9,281	43,169	20,653
Discontinued operations
Gain on disposal (net of income tax expense of $76 in 2003)	—	125	—	125

Net earnings	9,706	9,406	43,169	20,778
Less preferred stock dividends	—	—	—	(2,016)
Less noncash reduction for conversion of preferred stock	—	—	—	(24,335)

Net earnings (loss) applicable to common shares	$9,706	9,406	43,169	(5,573)

Basic net earnings (loss) per share (b):
Earnings (loss) from continuing operations	$0.30	0.30	1.35	(0.29)
Earnings from discontinued operations	—	—	—	—

Net earnings (loss)	$0.30	0.30	1.35	(0.29)

Weighted average common shares	32,191,881	31,315,779	31,983,421	25,922,573

Diluted net earnings (loss) per share (b):
Earnings (loss) from continuing operations	$0.28	0.28	1.28	(0.29)
Earnings from discontinued operations	—	—	—	—

Net earnings (loss)	$0.28	0.28	1.28	(0.29)

Weighted average common and potentially dilutive common shares	34,082,132	32,964,481	33,658,406	31,226,005

Proforma diluted net earnings from continuing operations per share (c)	$0.28	0.28	1.28	1.02
Pro forma weighted average common and potentially dilutive common shares (c)	34,082,132	32,964,481	33,658,406	32,308,786

(a)	The tax provision for the twelve months ended December 31, 2004 includes the $2.8 million release of a valuation allowance for state tax NOL carryforwards. In addition, due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.2 million and $1.7 million for the three months and twelve months ended December 31, 2004, respectively.
(b)	Diluted net earnings (loss) per share were antidilutive or higher than basic earnings per share for the twelve months ended December 31, 2003. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share.
(c)	On a pro forma basis after giving effect to the June 2003 refinancing and preferred stock conversion as if they had occurred prior to January 1, 2002. See Reconciliation of Net Earnings to Pro Forma Earnings on subsequent page.

AVIALL, INC.

SEGMENT INFORMATION

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Sales
Aviall Services	$264,529	254,557	1,135,415	985,335
ILS	7,187	6,991	28,588	28,000

Total net sales	$271,716	261,548	1,164,003	1,013,335

Profit
Aviall Services	$20,399	17,626	82,419	70,311
ILS	2,586	3,382	10,312	9,155

Reportable segment profit	22,985	21,008	92,731	79,466
Loss on extinguishment of debt	—	—	—	(17,315)
Corporate	(4,786)	(3,392)	(16,391)	(11,718)
Interest expense	(4,021)	(4,565)	(16,742)	(20,975)

Earnings from continuing operations before income taxes	$14,178	13,051	59,598	29,458

AVIALL, INC.

RECONCILIATION OF NET EARNINGS TO PRO FORMA EARNINGS

(Dollars in Thousands, Except Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net earnings (loss) from continuing operations applicable to common shares	$9,706	9,281	43,169	(5,698)
Pro forma adjustments:
Preferred stock dividends	—	—	—	2,016
Noncash reduction for conversion of preferred stock	—	—	—	24,335
Net interest expense adjustment, net of tax	—	—	—	819
Loss on extinguishment of debt, net of tax	—	—	—	11,385

Pro forma net earnings from continuing operations	$9,706	9,281	43,169	32,857

Pro forma diluted net earnings per share	$0.28	0.28	1.28	1.02

Pro forma weighted average common and potentially dilutive common shares	34,082,132	33,964,481	33,658,406	32,308,786

The above table reflects the reconciliation of our net earnings for the three- and twelve-month periods ended December 31, 2004 and 2003 to our net earnings on a pro forma basis assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8 % Senior Notes due 2011 (the “New Notes”) and the related discharge of Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of our Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of our common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, and (ii) the noncash charges related to the Debt Discharge and the Conversion Event. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on our New Notes as compared to the Old Notes. Management believes this pro forma presentation is beneficial to investors to provide information on how these consummated transactions would have affected the historical financial statements had they occurred at an earlier date.

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In Thousands)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$91,632	23,424
Receivables	$144,087	139,279
Inventory	$328,129	327,860
Deferred tax asset	$42,452	54,824
Total assets	$748,267	691,192
Accounts payable	$141,652	138,437
Total debt	$203,430	207,213
Shareholders’ equity	$349,001	300,084

SELECTED CASHFLOW DATA

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net cash provided by (used for) operating activities	$(4,669)	(37,653)	80,781	51,786
Net cash used for investing activities	$(3,524)	(1,804)	(11,616)	(15,147)
Capital expenditures	$3,497	1,887	10,363	8,030

DEPRECIATION AND AMORTIZATION

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Depreciation	$1,940	2,114	8,397	8,120
Amortization	1,796	1,690	7,115	6,396
Debt issue costs	505	444	1,929	3,479

	$4,241	4,248	17,441	17,995